Exhibit 3.113

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FAMILY DOLLAR STORES, INC., A DELAWARE CORPORATION

* * * * * * *

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Family Dollar Stores, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, #104 Rodney Building, City of Wilmington, County of New Castle, Delaware 19810. The name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.             The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”).

Section 2.             Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted at an election of directors.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided for in the By-Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

Section 1.             Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If after approval by the stockholders of this provision the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time or such repeal or modification.

Section 2.             Indemnification and Insurance.

(a)                                         Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any pending, threatened or completed action, suit arbitration, alternative dispute resolution proceeding, investigation, administrative hearing, or other proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person and/or advance expenses under Section 2(b) below in connection with a proceeding (or part thereof) initiated by such person against the Corporation only if the proceeding (or part thereof), other than a proceeding in accordance with Section 2(c) below, was authorized by the Board; provided, however that in no event shall the Corporation indemnify any officer, or advance expenses to any officer in accordance with Section 2(b) below, in connection with a proceeding involving the enforcement of the provisions of any employment, severance or compensation plan or agreement that such officer may be a party to, or beneficiary of, with the Corporation or any of the Corporation’s subsidiaries.

(b)                                         Advancement of Expenses. Subject to the last sentence of Section 2(a) above, the Corporation shall pay the expenses (including attorneys’ fees) incurred by any present or former officer or director of the Corporation in defending any proceeding in advance of its final disposition, provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the officer or director to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified.

(c)                                          Claims. If a claim for indemnification or payment of expenses (including attorneys’ fees) under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)                                         Insurance. The Board may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 2(a) of Article IX hereof.

(e)                                          Non-Exclusivity of Rights. The right conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(f)                                           Savings Clause. The right to indemnification or advancement under this Article IX is an irrevocable contract right based upon good and valuable consideration. The right to indemnification and advancement shall fully vest at the time any officer or director of the Company first assumes his or her position with the Company. Any repeal or modification of the foregoing provisions granting indemnification or advancement rights shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.